FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-286968-09

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated September 14, 2026, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Preliminary Prospectus Dated September 14, 2026)

$548,273,000 (Approximate)

BBCMS Mortgage Trust 2026-M1
(Central Index Key Number 0002152423)
as Issuing Entity

Barclays Commercial Mortgage Securities LLC
(Central Index Key Number 0001541480)
as Depositor

Barclays Capital Real Estate Inc.
(Central Index Key Number 0001549574)

Societe Generale Financial Corporation
(Central Index Key Number 0001755531)

Bank of Montreal
(Central Index Key Number 0000927971)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

BSPRT CMBS Finance, LLC

(Central Index Key Number 0001722518)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Starwood Mortgage Capital LLC
(Central Index Key Number 0001548405)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2026-M1

This is a supplement (“Supplement”) to the preliminary prospectus dated September 14, 2026 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

1.	The following paragraph is added to the section entitled “Description of the Mortgage Pool—Litigation and Other Considerations” in the Preliminary Prospectus:

With respect to The Kopper Mortgage Loan (1.2%), on September 14, 2026, the borrower provided notice to the lender of an active litigation against the borrower and a related borrower affiliate related to property adjacent to the Mortgaged Property measuring approximately 2.5 feet by 40 feet that was conveyed by the borrower to such borrower affiliate prior to the origination of the Mortgage Loan (the “Contested Property”). In the related complaint, the plaintiff is seeking, among other things, a determination of the ownership of the Contested Property which is between the plaintiff’s property and the Mortgaged Property. The Contested Property is not a part of the collateral for the Mortgage Loan and the related Mortgage Loan documents provide for recourse to the borrower and guarantor with respect to any losses in connection with the borrower’s prior ownership of such Contested Property.

2.	The following row is added to the table titled “Bank of Montreal” in “Annex D-2” in the Preliminary Prospectus:

(32) Single-Purpose Entity	The Kopper (Loan No. 32)	The Mortgagor previously owned property adjacent to the Mortgaged Property that was conveyed to an affiliate of the Mortgagor prior to the origination of the Mortgage Loan.

The information in this supplement supersedes any conflicting information contained in the Preliminary Prospectus and any other prior similar materials relating to the offered certificates. In all other respects, except as modified by the immediately preceding changes, the Preliminary Prospectus remains unmodified.

Barclays		BMO Capital Markets
Citigroup	Goldman Sachs & Co. LLC	Société Générale
Co-Lead Managers and Joint Bookrunners
Academy Securities		Drexel Hamilton
Co-Managers

The date of this Supplement is September 15, 2026